Exhibit 4.10

AMENDMENT NO. 9 TO

PREFERRED STOCK RIGHTS AGREEMENT

This Amendment No. 9 to Preferred Stock Rights Agreement (this “Amendment”) is dated as of December 14, 2007, between Critical Path, Inc. (the “Company”), and Computershare Trust Company, N.A., successor rights agent to Computershare Trust Company, Inc. (the “Rights Agent”), with reference to the following:

A. The Company and the Rights Agent entered into that certain Preferred Stock Rights Agreement, dated as of March 19, 2001, as amended by that certain Amendment No. 1 to Preferred Stock Rights Agreement, dated as of November 6, 2001, that certain Amendment No. 2 to Preferred Stock Rights Agreement, dated as of November 18, 2003, that certain Amendment No. 3 to Preferred Stock Rights Agreement, dated as of January 16, 2004, that certain Amendment No. 4 to Preferred Stock Rights Agreement, dated as of March 9, 2004, that certain Amendment No. 5 to Preferred Stock Rights Agreement, dated as of June 24, 2004, that certain Amendment No. 6 to Preferred Stock Rights Agreement, dated as of December 29, 2004, that certain Amendment No. 7 to Preferred Stock Rights Agreement, dated as of February 10, 2005, and that certain Amendment No. 8 to Preferred Stock Rights Agreement, dated as of October 26, 2007 (as amended, the “Rights Agreement”).

B. On December 5, 2007, the Company entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, CP Holdco, LLC, a Delaware limited liability company (“Parent”), and CP Merger Co., a California corporation and wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which it is proposed, subject to certain conditions set forth in the Merger Agreement, that Parent shall acquire the Company through the merger of Merger Sub with and into the Company. The effective time of any such merger, as provided in the Merger Agreement, is herein referred to as the “Effective Time.”

C. Under the Rights Agreement, the Company and the Rights Agent may amend the Rights Agreement at any time prior to a Distribution Date (as defined in the Rights Agreement), which has yet to occur.

NOW, THEREFORE, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent hereby amend, effective upon the date hereof, the Rights Agreement as follows:

1. No Beneficial Ownership. Notwithstanding any provision of the Rights Agreement to the contrary (including, without limitation, any provision of Section 1(d) or Section 29 of the Rights Agreement), at no time prior to the Effective Time shall any Person (or any Affiliate or Associate of such Person) that Beneficially Owns any securities of Parent or Merger Sub, or any Person who enters into a voting agreement with such Person in connection with the Merger Agreement, be deemed, as a result of the Merger Agreement or by virtue of any of the transactions, agreements, arrangements, actions, understandings or relationships contemplated thereby, to Beneficially Own (or to be the Beneficial Owner or to have Beneficial Ownership of) any securities (including, without limitation, Common Shares, Exchangeable Shares or Common Voting Equivalents) of the Company, whether (i) as a result of the potential interest in the Company represented thereby, (ii) as a result of any such Person (or any Affiliate or Associate of such Person) being construed as having any agreement, arrangement, understanding or proposal with any other Person (or any Affiliate or Associate of such other Person) with respect to any securities of the Company, or (iii) otherwise. For the avoidance of doubt, the Merger Agreement, as well as the transactions, agreements, arrangements, actions, understandings or relationships contemplated thereby, are to be disregarded in all matters involving (x) the determination of whether any Person (or any Affiliate or Associate of such Person) is an Acquiring Person or is deemed to Beneficially Own (or to be the Beneficial Owner or to have Beneficial Ownership of) any securities (including, without limitation, Common Shares, Exchangeable Shares or Common Voting Equivalents) of the Company and (y) whether a Triggering Event has taken place.

2. Full Effect; Certification; Counterparts. Except as amended hereby, the Rights Agreement shall remain in full force and effect and otherwise be unaffected hereby. The undersigned officer of the Company, being an appropriate officer of the Company and authorized to do so by resolution of the board of directors of the Company, hereby certifies to the Rights Agent that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

CRITICAL PATH, INC.

By:	/s/ James A. Clark
Name:	James A. Clark
Title:	Executive Vice President and Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Kellie Gwinn
Name:	Kellie Gwinn
Title:	Vice President

[SIGNATURE PAGE TO AMENDMENT NO. 9 TO PREFERRED STOCK RIGHTS AGREEMENT]